Exhibit 99.1

Deluxe Corporation
P.O. Box 64235
St. Paul, MN 55164-0235
(651) 483-7111

For additional information:
Jeff Johnson
Treasurer and VP Investor Relations
(651) 787-1068

NEWS RELEASE

October 28, 2010

DELUXE REPORTS THIRD QUARTER 2010 RESULTS

•	Diluted EPS from continuing operations of $0.99 exceeds previous outlook

•	Small Business Services revenue grows for second consecutive quarter

•	Declares regular quarterly dividend

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX) reported third quarter adjusted diluted earnings per share (EPS) from continuing operations of $0.99 compared to $0.60 in the prior year. Results for 2010 include revenue of $24.6 million or $0.31 per diluted share, from a previously announced contract settlement with a large financial institution client. Adjusted diluted EPS for 2009 excludes the impact of restructuring-related costs and transaction-related costs associated with acquisitions. Operating results were better than expected for the current period due primarily to strong overall performance in the Small Business Services segment, partially offset by a higher effective tax rate.

Reported diluted EPS was $0.98 on net income of $50.8 million in the third quarter of 2010 and was $0.56 on net income of $28.6 million in the comparable quarter of 2009. Results for 2010 include a loss from discontinued operations of $0.4 million, or $0.01 per diluted share, associated with a previous business disposition. Results for 2009 included restructuring and transaction-related costs of $3.4 million, or $0.04 per diluted share.

“Deluxe delivered another strong quarter,” said Lee Schram, CEO of Deluxe. “We further stabilized our core checks customer base, expanded existing organic revenue initiatives, and delivered 33% revenue growth in business services over the third quarter of 2009. We also continued to strategically invest in our future through increased brand awareness, new technology initiatives, and adding key leadership talent in the new transformative spaces.”

Third Quarter Performance
Revenue for the quarter was $367.6 million compared to $332.3 million during the third quarter of 2009. Small Business Services segment revenue of $206.6 million was $12.7 million higher than the comparable 2009 quarter driven primarily by revenue of $12.1 million from the contract settlement. Revenue in this segment also grew sequentially over the previous quarter’s reported amount of $193.2 million. Financial Services revenue was $3.7 million higher than the third quarter of 2009 driven by revenue of $12.5 million from the contract settlement and higher non-check services revenues which were partly offset by lower order volume and lower check pricing. Direct Checks revenue increased $18.9 million due to the recent acquisition of Custom Direct, Inc., but was down only 4 percent excluding the acquisition due to strong re-order performance.

Gross margin was 67.0 percent of revenue compared to 63.3 percent in 2009. The favorable impact of the contract settlement and the Company’s cost reduction initiatives were partially offset by increased delivery rates.

Selling, general and administrative (SG&A) expense increased $3.5 million in the quarter compared to 2009, but decreased from 46.4 percent of revenue in 2009 to 42.9 percent in 2010. Increased SG&A expense associated with the Custom Direct acquisition and our brand awareness and direct response advertising campaigns were partially offset by benefits from the continued execution of our cost reduction initiatives.

Operating income in 2010 was $88.5 million compared to $54.5 million in the third quarter of 2009. Operating income was 24.1 percent of revenue compared to 16.4 percent in the prior year driven primarily by the contract settlement, benefits from our cost reduction initiatives, and favorable product mix.

Reported diluted EPS increased $0.42 from the prior year driven by the higher operating income, including approximately $0.31 per share from the contract settlement.

Third Quarter Performance by Business Segment
Small Business Services revenue was $206.6 million versus $193.9 million in 2009. The increase was due primarily to the revenue contribution of the contract settlement, as well as growth in business services, but was unfavorably impacted by continued economic weakness. Operating income in 2010 increased to $45.3 million from $23.2 million in 2009.

Financial Services revenue was $102.6 million compared to $98.9 million in 2009. The increase was primarily due to the contract settlement and growth from non-check services, partly offset by lower order volumes caused by check usage declines and a weak economy, and lower check pricing. Operating income in 2010 increased to $27.2 million from $18.5 million in 2009.

Direct Checks revenue was $58.4 million compared to $39.5 million in 2009. The Custom Direct acquisition in April contributed $20.5 million in the quarter which was partly offset by lower order volume resulting from the continued decline in check usage and the weak economy. Operating income was $16.0 million, or 27.4 percent of revenue, compared to $12.8 million or 32.4 percent of revenue in 2009.

Cash Flow Performance
Cash provided by operating activities for the first nine months of 2010 totaled $170.5 million, an increase of $20.3 million compared to 2009. The increase was due primarily to the contract settlement received during the quarter and improved earnings partially offset by higher performance-based compensation payments in the first quarter and higher income tax payments.

Business Outlook
The Company stated that for the fourth quarter of 2010, revenue is expected to be between $346 and $354 million. Diluted EPS is expected to be between $0.65 and $0.72. For the full year, revenue is expected to be between $1.397 and $1.405 billion, including approximately $60 million associated with Custom Direct and diluted EPS is expected to be between $2.93 and $3.00. Adjusted diluted EPS from continuing operations is expected to be between $3.05 and $3.12 and excludes the first quarter $0.07 per share charge due to the impact of recent health care legislation and an estimated $0.03 per share for restructuring and transaction-related costs. The Company also stated that it expects operating cash flow to be between $220 million and $226 million in 2010, including the after-tax impact of the contract settlement and more than $15 million from the operations of Custom Direct. Capital expenditures are expected to be approximately $40 million.

“We continue to make positive strategic moves to reposition Deluxe for sustainable revenue growth while continuing to generate consistent strong cash flows on top of our culture of cost reduction and operational efficiency,” Schram stated. “We are pleased to be able to raise our earnings guidance range for the year and are optimistic we are accelerating our pace around revenue growth initiatives as we head into the last quarter of the year and as we look further towards 2011.”

Quarterly Dividend
The Board of Directors of Deluxe Corporation declared a regular quarterly dividend of $0.25 per share on all outstanding shares of the Company. The dividend will be payable on December 6, 2010 to shareholders of record at the close of business on November 15, 2010. The Company had 51,303,808 shares outstanding as of October 25, 2010.

Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. ET (10:00 a.m. CT) to review the financial results. All interested persons may listen to the call by dialing 1-800-573-4842 (access code 12938639). The presentation also will be available via a simultaneous webcast at www.deluxe.com in the news and investor relations section. An audio replay of the call will be available through midnight on November 11th by calling 1-888-286-8010 (access code 15250156). The presentation will be archived on Deluxe’s web site.

About Deluxe Corporation
Deluxe Corporation is a growth engine for small businesses and financial institutions. Through its industry-leading businesses and brands, the Company helps small businesses and financial institutions attract and retain customers. The Company employs a multi-channel strategy to provide a suite of life-cycle driven solutions to its customers. In addition to its personalized printed products, the Company offers a growing suite of business services, including logo design, payroll, web design and hosting, business networking and other web-based services to help small businesses grow. In the financial services industry, Deluxe sells check programs and fraud prevention, customer loyalty and retention programs to help banks build lasting relationships and grow core deposits. The Company also sells personalized checks, accessories and other services directly to consumers. For more information about Deluxe, visit http://www.deluxe.com.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a further deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; declines in the Company’s market capitalization which could trigger non-cash asset impairment charges; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross margin; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time maintaining its operating margins, are delayed or unsuccessful; risks that the Company’s recent acquisitions do not produce the anticipated results or revenue synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services, including new e-commerce, customer loyalty, fraud monitoring and protection and business services, and the failure of such new products and services to deliver the expected revenues and other financial targets; and the impact of governmental laws and regulations. The Company’s cash dividends are declared by the Board of Directors on a current basis and therefore may be subject to change. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2009.

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters ended September 30, 2010 and 2009 and our outlook for 2010. The Company’s management believes that adjusted earnings per share (EPS) is a useful financial measure because certain items during 2010 and 2009 (restructuring and related costs, transaction-related costs, asset impairment charges, net gain on repurchases of debt, and the tax impact of health care legislation) impact the comparability of reported net income. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Adjusted EPS from continuing operations reconciles to reported EPS from continuing operations as follows:

	Outlook	Actual		Outlook
	Third Qtr.	-	-
	(provided on July	Third Qtr.	Third Qtr.	-	-
	22, 2010)	2010	2009	Fourth Qtr. 2010	Total Year 2010
Adjusted EPS from continuing operations	$0.94 to $0.98	$0.99	$0.60	$0.65 - $0.72	$3.05 - $3.12
Restructuring and transaction-related costs	—	—	(0.04)	—	(0.03)
Tax impact of health care legislation	—	—	—	—	(0.07)

Reported EPS from continuing operations	$0.94 to $0.98	$0.99	$0.56	$0.65 - $0.72	$2.95 - $3.02

Financial Highlights
DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended September 30,
	2010		2009
Revenue	$367.6		$332.3
Cost of goods sold, including restructuring charges	121.4	33.0%	121.9	36.7%

Gross profit	246.2	67.0%	210.4	63.3%
Selling, general and administrative expense	157.6	42.9%	154.1	46.4%
Restructuring charges	0.1	—	1.8	0.5%

Operating income	88.5	24.1%	54.5	16.4%
Interest expense	(11.2)	(3.0%)	(11.5)	(3.5%)
Other income	0.4	0.1%	0.2	0.1%

Income before income taxes	77.7	21.1%	43.2	13.0%
Income tax provision	26.5	7.2%	14.6	4.4%

Income from continuing operations	51.2	13.9%	28.6	8.6%
Net loss from discontinued operations	(0.4)	(0.1%)	—	—

Net income	$50.8	13.8%	$28.6	8.6%

Weighted average dilutive shares outstanding	51.4		51.0
Diluted earnings (loss) per share:
Continuing operations	$0.99		$0.56
Discontinued operations	(0.01)		-
Net income	0.98		0.56
Continuing operations:
Capital expenditures	$10.5		$11.3
Depreciation and amortization expense	19.4		16.2
Number of employees-end of period	5,895		6,383
Non-GAAP financial measure — EBITDA(1)	$108.3		$70.9
Non-GAAP financial measure — Adjusted	108.4		74.3
EBITDA(1)

(1)	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items (i.e., restructuring and related costs, transaction-related costs, asset impairment charges and gains on debt retirements), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles and interest expense in the current year and in previous years have been significantly impacted by acquisitions. Certain transactions in 2010 and 2009 also impacted the comparability of reported net income. We believe that measures of operating performance which exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Quarter Ended
	September 30,
	2010	2009
Adjusted EBITDA	$108.4	$74.3
Restructuring and related costs	(0.1)	(2.9)
Transaction-related costs	—	(0.5)

EBITDA	108.3	70.9
Income tax provision	(26.5)	(14.6)
Interest expense	(11.2)	(11.5)
Depreciation and amortization expense	(19.4)	(16.2)
Net loss from discontinued operations	(0.4)	—

Net income	$50.8	$28.6

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Nine Months Ended September 30,
	2010		2009
Revenue	$1,050.7		$1,003.9
Cost of goods sold, including restructuring charges	361.7	34.4%	378.1	37.7%

Gross profit	689.0	65.6%	625.8	62.3%
Selling, general and administrative expense	466.3	44.4%	464.1	46.2%
Restructuring and asset impairment charges	2.0	0.2%	26.9	2.7%

Operating income	220.7	21.0%	134.8	13.4%
Gain on early extinguishment of debt	—	—	9.8	1.0%
Interest expense	(33.3)	(3.2%)	(35.5)	(3.5%)
Other (expense) income	(1.0)	(0.1%)	0.7	0.1%

Income before income taxes	186.4	17.7%	109.8	10.9%
Income tax provision	67.8	6.5%	41.0	4.1%

Income from continuing operations	118.6	11.3%	68.8	6.9%
Net loss from discontinued operations	(0.8)	(0.1%)	—	—

Net income	$117.8	11.2%	$68.8	6.9%

Weighted average dilutive shares outstanding	51.3		50.9
Diluted earnings (loss) per share: (1)
Continuing operations	$2.30		$1.34
Discontinued operations	(0.01)		-
Net income	2.28		1.34
Continuing operations:
Capital expenditures	$31.6		$35.0
Depreciation and amortization expense	54.7		51.0
Number of employees-end of period	5,895		6,383
Non-GAAP financial measure — EBITDA(2)	$274.4		$196.3
Non-GAAP financial measure — Adjusted	277.9		219.6
EBITDA(2)

(1)	Earnings per share amounts for continuing operations, discontinued operations, and net income are calculated individually and may not sum due to rounding differences.

(2)	See the discussion of EBITDA and Adjusted EBITDA on the previous page. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Nine Months Ended
	September 30,
	2010	2009
Adjusted EBITDA	$277.9	$219.6
Asset impairment charges	—	(24.9)
Restructuring and related costs	(3.1)	(7.0)
Transaction-related costs	(0.4)	(1.2)
Gain on early extinguishment of debt	—	9.8

EBITDA	274.4	196.3
Income tax provision	(67.8)	(41.0)
Interest expense	(33.3)	(35.5)
Depreciation and amortization expense	(54.7)	(51.0)
Net loss from discontinued operations	(0.8)	—

Net income	$117.8	$68.8

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30,	December 31,	September 30,
	2010	2009	2009
Cash and cash equivalents	$21.1	$12.8	$14.1
Other current assets	159.5	146.7	163.3
Property, plant & equipment-net	119.6	121.8	123.8
Intangibles-net	163.2	145.9	151.2
Goodwill	725.4	658.7	658.5
Other non-current assets	136.1	125.3	132.7

Total assets	$1,324.9	$1,211.2	$1,243.6

Short-term debt & current portion of long-term debt	$30.0	$26.0	$63.3
Other current liabilities	219.5	217.0	228.3
Long-term debt	749.3	742.8	744.0
Deferred income taxes	46.5	24.8	21.6
Other non-current liabilities	77.2	83.4	90.1
Shareholders’ equity	202.4	117.2	96.3

Total liabilities & shareholders’ equity	$1,324.9	$1,211.2	$1,243.6

Shares outstanding	51.3	51.2	51.2

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	September 30,
	2010	2009
Cash provided (used by):
Operating activities:
Net income	$117.8	$68.8
Depreciation and amortization of intangibles	54.7	51.0
Asset impairment charges	—	24.9
Contract acquisition payments	(13.8)	(17.9)
Other	11.8	23.4

Total operating activities	170.5	150.2

Investing activities:
Purchases of capital assets	(31.6)	(35.0)
Payments for acquisitions	(98.6)	(30.8)
Proceeds from life insurance policies	5.8	-
Net change in marketable securities	1.9	(3.7)
Other	(1.9)	(3.4)

Total investing activities	(124.4)	(72.9)

Financing activities:
Dividends	(38.6)	(38.5)
Share repurchases	(3.0)	(1.3)
Shares issued under employee plans	3.1	2.0
Net change in debt	4.0	(37.3)
Other	(3.6)	(4.6)

Total financing activities	(38.1)	(79.7)
Effect of exchange rate change on cash	0.3	1.4
Net cash used by discontinued operations	—	(0.5)

Net change in cash and cash equivalents	8.3	(1.5)
Cash and cash equivalents: Beginning of period	12.8	15.6

Cash and cash equivalents: End of period	$21.1	$14.1

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended September 30,
	2010	2009
Revenue:
Small Business Services	$206.6	$193.9
Financial Services	102.6	98.9
Direct Checks	58.4	39.5

Total	$367.6	$332.3

Operating income: (1)
Small Business Services	$45.3	$23.2
Financial Services	27.2	18.5
Direct Checks	16.0	12.8

Total	$88.5	$54.5

	Nine Months Ended September 30,
	2010	2009
Revenue:
Small Business Services	$592.0	$579.1
Financial Services	302.3	301.4
Direct Checks	156.4	123.4

Total	$1,050.7	$1,003.9

Operating income: (1)
Small Business Services	$104.8	$37.2
Financial Services	71.2	57.3
Direct Checks	44.7	40.3

Total	$220.7	$134.8

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(1) Operating income includes the following asset impairment charges, restructuring and related costs and transaction-related costs:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Small Business Services	$(0.1)	$1.8	$0.4	$31.3
Financial Services	0.1	0.8	0.6	1.1
Direct Checks	0.1	0.8	2.5	0.7

Total	$0.1	$3.4	$3.5	$33.1

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters and nine months ended September 30, 2010 and 2009. The Company’s management believes that operating income by segment, excluding the asset impairment charges, restructuring and related costs and transaction-related costs in each period, is a useful financial measure because these items impacted the comparability of reported operating income during 2010 and 2009. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
SEGMENT OPERATING INCOME
EXCLUDING ASSET IMPAIRMENT CHARGES, RESTRUCTURING AND RELATED COSTS AND TRANSACTION-RELATED COSTS
(In millions)

	Quarter Ended September 30,
	2010	2009
Adjusted operating income: (1)
Small Business Services	$45.2	$25.0
Financial Services	27.3	19.3
Direct Checks	16.1	13.6

Total	$88.6	$57.9

	Nine Months Ended September 30,
	2010	2009
Adjusted operating income: (1)
Small Business Services	$105.2	$68.5
Financial Services	71.8	58.4
Direct Checks	47.2	41.0

Total	$224.2	$167.9

(1) Operating income excluding asset impairment charges, restructuring and related costs, and transaction-related costs reconciles to reported operating income as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Adjusted operating income	$88.6	$57.9	$224.2	$167.9
Asset impairment charges, restructuring and transaction-related costs:
Small Business Services	0.1	(1.8)	(0.4)	(31.3)
Financial Services	(0.1)	(0.8)	(0.6)	(1.1)
Direct Checks	(0.1)	(0.8)	(2.5)	(0.7)

Total	(0.1)	(3.4)	(3.5)	(33.1)

Reported operating income	$88.5	$54.5	$220.7	$134.8

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